PRESS RELEASE

InnoTrans



DISCOVER A NEW GENERATION OF RAILWAY SOLUTIONS

Stand 217 Hall 1.1

Pro4Rail: OUR PRIORITY, your security and comfort

Vision Systems is presenting the *Pro4Rail*, an embedded or stationary system combining applications for security, service monitoring and passenger comfort. Based on a windows embedded PC with Linux connectivity platform, Pro4Rail brings a flexible and open architecture to interconnect several applications.

ProLink: A solution for train operators



ProLink is the application dedicated to train operators for a real time **videosurveillance** and data transmission solution.

The architecture is revolutionary requiring only a single Ethernet cable managing up to 32 digitals cameras. Thanks to versatility of the architecture, Pro4Rail units can be interconnected together giving users the ability to create more expansive video surveillance networks.

The system associates **modularity and high definition**. ProLink is a full digital system. Each camera resolution and speed is adjustable default of HD720P -1.3 megapixels and compression of acquired images uses MPEG4 technologies.

The system is **intelligent**: The system can detect an individual in a selected area thanks to 3D real time image analysis. The system itself generates alarms according to the defined scenarios alerting users on triggering. It is a black box solution with data storage and recording.

ProLink offers a constant internet connection managing flow priority and guarantees railway service access where coverage is not available. The system tests network operators and GSM-R coverage and QoS.

The web portal for **remote management** allows consultation of sequences that generates alerts and real time viewing.

Black box solution with data storage and recording.

ProConnect: A solution for passengers



ProConnect is the solution to offer a high comfort level to your passengers without completely refurbishing your cabins and installing costly onboard entertainment system in every single seat.

Passengers use their personal device (smartphone, iPad, tablets) and interact with the onboard system through a take away application downloaded for free from all the main download websites.

Thanks to intuitive and self learning application, Passenger will be able to download media content from the "onboard entertainment" embedded system and get a constant internet connection. The system offer the possibility to create a playlist depending on journey and destination.

Furthermore the system provides passengers with real time information about timetables trip and traffic updates.

The complete system called Pro4Rail ensures a high quality internet connection, proven also in high-speed line operational above 300 km/h speed.











For further information, please contact Ms. Sonia Descoins (Corporate Communication Manager): +33 (0)4.72.31.38.32 – sdescoins@visionsystems.fr

PRESS RELEASE

InnoTrans

DISCOVER A NEW GENERATION OF RAILWAY SOLUTIONS

Stand 217 Hall 1.1

Open up a new era for solar protection and interior fitting

Vision Systems develops manual and motorized roller shades for front window (driver's cabin) and lateral window (passenger's cabin) known for their robustness and reliability. They offer outstanding functionalities to ensure anti vandalism and easy maintenance.

Nuance and Eclipse open up a new array of design possibilities for partitions , cabin dividers and any type of train windows.

Nuance : polarized shading system


Nuance

With ***Nuance*** passengers can instantly and uniformly electrically control at any level light and heat intensity entering the cabin. Look and feel are amazing providing fast and consistent switching speed, regardless of transparence or UV limitation. This technology thermally insulates the passenger compartment.

This new generation of intelligent solar protection combining weight gain and room for a low energy opens up a new array of design possibilities.

Eclipse : Cabin divider/privay partion


Eclipse

Eclipse gives users the ability to instantly and uniformly switch in and off.

The windows changes from opaque to clear allowing total privacy or unobstructed viewing. Also adapted for large surfaces, we can imagine unlimited design possibilities.

Vision Systems is able to offer a complete system associating a composite partition or cabin divider with an Eclipse windows.

For further information, please contact Ms. Sonia Descoins (Corporate Communication Manager): +33 (0)4.72.31.38.32 – sdescoins@visionsystems.fr